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                                                                     EXHIBIT 4.1

                             AMENDMENT NO. 3 TO THE
                                RIGHTS AGREEMENT
                       OF NOBEL LEARNING COMMUNITIES, INC.

          This Amendment No. 3, dated as of March 12, 2003, amends the Rights Agreement dated as of May 16, 2000, as amended by Amendment No. 1 dated as of August 4, 2002 and as further amended by Amendment No. 2 dated as of August 5, 2002 (as amended and in effect from time to time, the "Rights Agreement"), between Nobel Learning Communities, Inc., a Delaware corporation (the "Company"), and Stocktrans, Inc., as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:

          WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Preferred Stock;

          WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date;

          WHEREAS, on August 4, the Board of Directors of the Company approved Amendment No. 1 to the Rights Agreement;

          WHEREAS, on August 5, the Board of Directors of the Company approved Amendment No. 2 to the Rights Agreement;

          WHEREAS, the Merger Agreement referenced in Amendment No. 2 has been terminated by the Company;

          WHEREAS, the Distribution Date has not occurred; and

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved an amendment of certain provisions of the Rights Agreement as set forth below;

          NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

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I. Exceptions to the Definition of "Acquiring Person." Section 1(a)(ii) of the
Rights Agreement is hereby amended by restating it in its entirety as follows:

     "An Acquiring Person shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan,
     (D) any Person who falls within the definition of an Acquiring Person pursuant to Section 1(a)(i), but falls within such definition solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become an Acquiring Person as a result of such redemption or repurchase of Common Stock by the Company, acquires beneficial ownership of any additional shares of Common Stock, and (E) any Person who qualifies as an Acquiring Person pursuant to Section 1(a)(i) inadvertently, and who divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person pursuant to Section 1(a)(i). None of KU Learning, L.L.C., Knowledge Universe Learning Group, L.L.C., Knowledge Universe II LLC nor their respective subsidiaries, Associates, Affiliates or designees (collectively, the "Exempted Persons") either individually, collectively or in any combination shall be or be deemed to be an Acquiring Person by virtue of or as a result of (i) actions taken in furtherance of the formation of a group consisting solely of Exempted Persons in connection with the Board Agreement and the transactions contemplated thereby, (ii) the execution of the Board Agreement, (iii) on or after the KU Loan Date (as that term is defined in the Board Agreement), the acquisition of the Warrants (as that term is defined in the Board Agreement) and/or the acquisition of any securities issuable pursuant to the Warrants, (iv) on or after the KU Loan Date, after giving effect to the issuance of the Warrants (and all securities issuable pursuant to the Warrants), the acquisition of up to an additional ten percent (10%) of the fully-diluted capital stock of the Company (calculated in accordance with SFAS 128) outstanding from time to time after the KU Loan Date; provided, that any such acquisition of capital stock pursuant to the foregoing clause (iv) is made in one or more transactions through purchases in the open market, or (v) the consummation of the other transactions contemplated by the Board Agreement. Notwithstanding anything in this Section 1(a)(ii) to the contrary, in the event that the Board Agreement is terminated in accordance with the terms of Section 5.4 thereof, the foregoing clauses (iv) and (v) shall be deemed to be null and void, and of no further force or effect."

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II. Amendment to Definition of "Beneficial Owner." Section 1(d) of the Rights
Agreement is hereby amended by replacing the last paragraph of such Section 1(d) with the following:

          "Notwithstanding anything in this Section 1(d) to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a beneficial owner of or to beneficially own any securities beneficially owned, directly or indirectly, by any other Exempted Person regardless of any agreements, arrangements or understandings among any Exempted Persons, by virtue of or as a result of (i) actions taken in furtherance of the formation of a group consisting solely of Exempted Persons in connection with the Board Agreement and the transactions contemplated thereby, (ii) the execution of the Board Agreement, (iii) on or after the KU Loan Date, the acquisition of the Warrants and/or the acquisition of any securities issuable pursuant to the Warrants, (iv) on or after the KU Loan Date, after giving effect to the issuance of the Warrants (and all securities issuable pursuant to the Warrants), the acquisition of up to an additional ten percent (10%) of the fully-diluted capital stock of the Company (calculated in accordance with SFAS 128) outstanding from time to time after the KU Loan Date; provided, that any such acquisition of capital stock pursuant to the foregoing clause
          (iv) is made in one or more transactions through purchases in the open market, or (v) the consummation of the other transactions contemplated by the Board Agreement. Notwithstanding anything in this Section 1(d) to the contrary, in the event that the Board Agreement is terminated in accordance with the terms of Section 5.4 thereof, the foregoing clauses (iii) and (iv) shall be deemed to be null and void, and of no further force or effect."

III. Deletion of Certain Definitions. Section 1 of the Rights Agreement is hereby amended by deleting in their entirety subsections (kk), (ll) and (mm).

IV. Additional Definition. Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:

          "(kk) "Board Agreement" shall mean the Agreement Regarding Board of Directors and Amendment of Rights Agreement dated as of March 12, 2003 by and among the Company, A.J. Clegg, KU Learning, L.L.C., Knowledge Universe Learning Group, L.L.C., Knowledge Universe II L.L.C., Steven
          B. Fink and Joseph Harch, as amended from time to time."

V. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by replacing the last sentence of such Section 3(a) with the following:

          "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (a) actions taken in furtherance of the formation of a group consisting solely of Exempted Persons in connection with the Board Agreement and the transactions

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          contemplated thereby, (b) the execution of the Board Agreement, (c) on or after the KU Loan Date, the acquisition of the Warrants and/or the acquisition of any securities issuable pursuant to the Warrants, (d) on or after the KU Loan Date, after giving effect to the issuance of the Warrants (and all securities issuable pursuant to the Warrants), the acquisition of up to an additional ten percent (10%) of the fully-diluted capital stock of the Company (calculated in accordance with SFAS 128) outstanding from time to time after the KU Loan Date; provided, that any such acquisition of capital stock pursuant to the foregoing clause (d) is made in one or more transactions through purchases in the open market, or (e) the consummation of the other transactions contemplated by the Board Agreement. Notwithstanding anything in this Section 3(a) to the contrary, in the event that the Board Agreement is terminated in accordance with the terms of Section
          5.4 thereof, the foregoing clauses (c) and (d) shall be deemed to be null and void, and of no further force or effect."

VI. Amendment to Section 7. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(a) Subject to Section 7(e) hereof, at any time after, but not before, the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., New York City time, on May 31, 2010, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the ("Final Expiration Date"), or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earlier of (i) and (ii) being herein referred to as the "Expiration Date")."

VII. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by replacing the address of the Company following the first paragraph of such Section 26 with the following:

          "Nobel Learning Communities, Inc.
          1615 West Chester Pike
          West Chester, PA  19382
          Attention: General Counsel"

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VIII. Amendment to Section 27. Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

          "27. Supplements and Amendments. Prior to the Distribution Date, and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder (which lengthening or shortening, following the first occurrence of an event set forth in clauses (i) or (ii) of the first provision to Section 23(a) hereof, shall be effective only if there are Continuing Directors and shall require the concurrence of a majority of such Continuing Directors), or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price, the Final Expiration Date, the Purchase Price or the number of one one-hundredths of a share of Preferred Stock for which a Right is exercisable, and no supplement or amendment that changes the rights or duties of the Rights Agent under this Agreement shall be effective without the execution of such supplement or amendment by the Rights Agent. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."

IX. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

X. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of

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such state applicable to contracts to be made and performed entirely within such state without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          [The Remainder of the Page has been Intentionally Left Blank]

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
3 to the Rights Agreement to be duly executed as of the day and year first above written.

                                                NOBEL LEARNING COMMUNITIES, INC.



                                                By: /s/ A. J. Clegg
                                                    ---------------------------
                                                Title: Chairman and CEO

Attest:


By:  /s/ John R. Frock
    --------------------------
Title: Vice Chairman

                                                STOCKTRANS, INC.



                                                By: /s/ Jonathan Miller
                                                    ----------------------------
                                                Title:  President

Attest:


By: /s/ Lisa Ann Klevence
    -----------------------------------------
Title: Assistant Vice President Operations

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